COOPERATION AGREEMENT

This Agreement is made today, on December 30th 2011,

Between:

1) **3Power Energy Group, Inc.**, (OTCBB: PSPW) (Frankfurt: PSD), a company incorporated under the laws of the United States of America, having its headquarters at: 100 Wall Street, 21st Floor, New York, 10005
(Hereinafter referred to as: "3P")

and,

2) **"SHALA ENERGY" sh.p.k**, (the Concessionaire Company) a company incorporated under the laws of the Republic of Albania, (established under definition in the Concession Agreement signed with Albanian Government, that holds all concession rights over the project). The Company it is registered in the National Registration Center with NIPT (Identification Number) K92118003C, having its headquarters at: Blv "Deshmoret e Kombit", Twin Towers, Kulla 2, 11/2, Tirana, Albania.
(Hereinafter referred to as: "SHALA")

(Hereinafter 3P and SHALA are collectively referred to as "The Parties")

WHEREAS:

3P is a company dedicated to developing, constructing, owning and operating sustainable energy projects in the hydro, wind and solar power sectors.

SHALA is a firm, specialized in developing Hydro-electrical projects, and has a long involvement in Hydro-electrical projects in Albania and the local capacity to further pursue projects in this field.

The Parties identified their common interest to cooperate for projects within their capacity in the Republic of Albania.

SHALA has entered SHALA the BOT Concession Agreement No. 3722, date 02 June 2009 with the Ministry of Economy, Trade & Energy of the Republic of Albania, approved with Council of Ministers Decision of Republic of Albania No. 698, date 11 June 2009, for the Hydro-electrical Project of Shala River, in Albania, of a licensed total installed power of 127.6 MW, (hereinafter "The Shala Project").

SHALA has performed certain predevelopment work "Concession Acquisition Work" and certain Engineering and Technical work "Post Concession Work ",collectively referred to as "The Concession Works".

The SHALA estimates the value of the Concession Works as follow:
Concession Works Unit Price – 125,000 (one hundred and twenty-five thousand) EUR/MW
Total of Concession Works – 15,950,000 (fifteen million, nine-hundred and fifty thousand) EUR

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereby covenant and agree to the following terms and conditions:

1. By this Agreement the Parties intend to initiate their cooperation in the performance of the concession agreements regarding the Project, subject to the terms, conditions and procedures as set forth herein and as agreed from time to time by the Parties hereto ("the Agreement).

2. The Parties agree that 3P shall undertake the development of the Projects, upon completion of a satisfying Due Diligence of the Project is concluded by 3P within 8 weeks from the date of signing this agreement but latest 15th March 2012.

3. The parties agree that SHALA is contributing the Project Concession Agreement and the Concession Works for each of the Projects and 3P is contributing the Projects development stages, namely the Bankable Feasibility Study / Initial Financing Structure and the Final Financing Structure Agreement, for the Project, as defined in this agreement.

4. The Parties agree that the fair and just valuation of the respective contribution of the Parties as defined above, of the total value of the Projects Concession Agreements, the Concession Works, the Bankable Feasibility Study/ Initial Financing Structure and the Final Financing Structure Agreement, is 25% (twenty-five percent) for SHALA of the Project concession rights, and 75% (seventy-five percent) for 3P of the Project concession rights.

5. The Parties agree that within 8 weeks from the signing date of this Agreement but latest 15th March 2012, Parties will sign a contract ("the Main Agreement"), whereby SHALA shall irrevocably grant 3P a share of 75% (seventy-five percent) of the Projects concession rights that 3P shall have received within one week from the signing of the Main Agreement evidence in form and substance satisfactory to it that the concession agreements are in full force and effect and that SHALA is in good standing and all necessary corporate authorizations have been given, pending a satisfying Due Diligence of the Project is concluded by 3P. The legal form, the Republic of Albania Government Entities approvals and procedures, as well as the terms and conditions of the Main Agreement will be agreed by the Parties. Failure of the Parties to agree on the legal form and the terms and conditions of the Main Agreement, as well as the Republic of Albania Government Entities rejection of approval, will result to the termination of this Agreement.

   Within one (1) week from transfer of 75% of shares from SHALA to 3P, the 3P will put the necessary founds for project design development, in the account of Concessionaire Company (SHALA ENERGY sh.p.k).

6. 3P will undertake a legal, business and technical Due Diligence process in order to assess the Projects' feasibility. To this respect SHALA must provide 3P all necessary documents in form and substance satisfactory to 3P within one week from the signing of this Agreement. In case the requested document is not available, SHALA will provide best effort to secure those documents. The Due Diligence process cannot go beyond 15th March 2012.

7. Provided that the Due Diligence described in clause 6 is satisfactory for 3P and the Main Agreement has been signed by the Parties and approved by the Republic of Albania Government Entities, 3P will develop the Projects in discrete stages in the following order:

   7.1. Bankable Feasibility Study/ Initial Financing Structure

   7.2. Final Financing Structure Agreement

   7.3. Full development/construction/commissioning/grid connection

   7.4. Operation

8. The Parties agree that if the Due Diligence of the Projects, as per clause 6 proves unsatisfactory to 3P for any reason, and this is communicated in writing to SHALA, this Agreement and the Main Agreement will be terminated, and SHALA will be free to continue the development of the Projects on its own. If the result of the Due Diligence is satisfactory to 3P for only one of the Projects, 3P may choose to either continue the development of only that project, in which case any reference to the Projects will be construed as if it refers to the Project 3P has chosen to continue its development, or terminate this Agreement.

9. The Parties agree that upon the positive completion of the Due Diligence by 3P, 3P undertakes to complete stage 7.1 within forty four (44) working weeks from the date of the positive completion of the due diligence by 3P. 3P will finance its own costs for the completion of stage 7.1.

10. The Parties agree that upon completion of stage 7.1. , 3P will initiate stage 7.2. 3P will finance its own costs for the completion of stage 7.2.

11. The Parties agree that for the purposes of the execution of stages 7.1 to 7.4, 3P is hereby irrevocably granted by SHALA the complete authorization to negotiate on behalf of the Parties for the Projects and to sign on behalf of the Parties any agreements, including the Final Financing Structure Agreement Terms and Conditions.

12. The Parties agree that in case, for the execution of stage 7.2, equity options are available, a first option right for such equity options will be given to each other by the Parties.

13. Upon positive completion of stage 7.2 by 3P, 3P undertakes to complete stage 7.3

according to the Final Financing Structure terms and conditions for the Projects and the concession agreements.

14. Upon positive completion of stage 7.3 by 3P. 3P undertakes to fully satisfy stage 7.4 terms and conditions, according to the Final Financing Structure terms and conditions for the Projects and the concession agreements.

15. The Parties agree that this Agreement does not provide for the exclusion of any of the Parties from any works the Parties could be assigned as contractors, in the course of the execution of the Projects, according to the Final Financing Structure terms and conditions and the concession agreements.

16. Equity Dilution

3Power will provide the equity required for the project construction and operation cost. SHALA equity share in the project may be reduced accordingly prorata in case that the amount of equity exceeds the value of concession as will be finalized by parties before acquisition completion.

17. Project financing delay

Both parties understand that the project long term financing may take up to 12 month from the date of construction permit. 3P understands that there is a a cost of around Euro 2,150 per month as fees to the government starting the third month from the date of construction permit date and ends upon the start of construction in at least one plant from the 6 power plants under the concession rights. There is no time limit for the construction starting provided that the government fees are paid, 3P will be responsible to pay these government fees in case that the acquisition of SHALA is completed and that they deem valid.

18. Confidentiality

The Parties acknowledge that in the course of the execution of this Agreement important confidential information will have to be disclosed by either Party to the other. Such confidential information will not be revealed, communicated or transferred to any third party, except as provided for by the Non-Disclosure Agreement which is annexed herein as Annex 1.

19. Non – Disclosure Agreement

The Parties hereby acknowledge and agree that the signed non-disclosure agreement in Annex 1 between the Parties will be in force and shall be applicable to the entire process as defined herein and in the corresponding Agreement(s), and shall survive the Termination of this Agreement by three (3) years

20. Commencement and Duration

Both this Agreement and the Main Agreement shall become effective on the day they have been duly signed by both Parties and shall remain in effect for two (2) years until

the end of stage 7.2 and in any case for a minimum of thirty five (35) years after the Final Financing Structure Agreement is signed, provided that the Concession Agreement for the Projects allows for it, as shall be proven during the Due Diligence.

After the lapse of the aforementioned period of time and unless otherwise terminated, and if the Final financing Structure Agreement has not been signed, this Agreement and the Main Agreement will be renewed for a further period of one (1) year, the parties acknowledging their agreement to this renewal in writing, provided that the Concession Agreement for the Projects allows for it, as shall be proven during the Due Diligence.

21. Termination

The Parties hereby acknowledge and agree that this Agreement may be terminated at any time by mutual consent of both Parties in writing.

The Parties agree that in the case of termination as above, neither Party have any claim whatsoever for damages against the other, for any reason under this Agreement as a result of the termination.

The Parties agree that in case SHALA terminates for any reason either this Agreement and/ or the Main Agreement, SHALA will indemnify 3P for all costs effected with respect to the Projects as well as any other damages incurred by 3P due to such termination.

22. Assignments

3P has full authorization by SHALA to assign its rights, interests or obligations resulting from this Agreement.

23. Incorporation

All Appendices attached hereto and to which reference is made herein form an integral part of this Agreement.

24. General Terms

a. Each Party to this Agreement agrees to execute and deliver to the other Party such other documents and do such other acts and things as may be necessary or desirable to carry out the terms, provisions and purposes of this Agreement.

b. No amendment, interpretation or waiver of any of the provisions of this Agreement shall be effective unless reduced to writing and signed by the Parties.

c. Any reference herein to a Party is construed in such way to also include such Party's subsidiaries and affiliates.

d. The headings in this Agreement are for the purpose of reference only and do not limit or affect its meaning.

e. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any provision of this Agreement or any rights or obligations under this Agreement shall have any effect, except pursuant to a written instrument signed by the Party waiving compliance.

f. This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements in such regard between the Parties, whether written or oral, with respect to the subject matter of this Agreement. Nothing herein shall be construed to obviate any other agreements between the parties in respect of any other subject matter agreed upon in writing by the parties, provided, however, this Agreement shall remain in full force and effect unless expressly terminated in writing by the Parties.

g. This Agreement shall bind and inure to the benefit of the Parties hereto and their successors and assigns. The rights and remedies of each Party are cumulative and the exercise or enforcement of one or more of them shall not preclude such Party from exercising or enforcing any other right or remedy.

h. All notices, demands or other communications under this Agreement shall be given or made in the English language and in writing, and shall be delivered personally, or sent by certified or registered mail or facsimile, with return receipt requested, addressed to the Party or Parties to whom they are directed at the address set out at the head of this Agreement, or at such other address as may be designated by notice from such Party, with a copy sent by facsimile to such other numbers as the Parties hereto shall designate from time to time. Any notice, demand or other communication given or made by mail in the manner prescribed in this paragraph shall be deemed to have been received only upon written confirmation or written refusal of such receipt 10 working days after the date of mailing by first class mail and certified mail return receipt requested.

i. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the provisions of this Agreement shall be severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain enforceable to the fullest extent permitted by law and be carried out as nearly as possible according to its original terms and intent. The terms and conditions of this Agreement have been jointly negotiated by the parties and this Agreement shall be deemed to have been jointly drafted by the parties and in the event of any controversy it shall not be construed against either party as the draftsperson.

j. This Agreement and the Main Agreement shall be governed by and construed and enforced in accordance with the laws of Germany. Any dispute arising hereunder

shall be submitted to arbitration proceedings under the rules and regulations of the International Chamber of Commerce. The place of arbitration shall be Frankfurt, Germany. The language of arbitration shall be English. All proceedings of the Arbitration shall be strictly confidential. Each party shall bear their own fees and equally share the cost of the arbitrator. The arbitrator's award shall be non-appealable and enforceable in any court of competent jurisdiction.

k. The Parties hereto are independent contractors. Nothing herein shall in any way be construed to constitute one of the Parties as an officer, director, agent, employee or representative of the other, and each Party shall perform solely as an independent contractor to the other party

l. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

25. Annexes

This Agreement includes one only Annex (Non-Disclosure Agreement) which forms an integral part of the Agreement.

26. Counterparts

This shall be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Place/Date: Tirana on, 30/12/2011

3Power Energy Group, Inc.

Name: Mr. U Balasubramaniam
CEO

Name: Mr. Sharif Rahman

SHALA ENERGY sh.p.k.

Name: Mr. Ekrem LLuka
Administrator

SHALA ENERGY
Bulevardi "Deshmoret e Kombit"
Twin Towers Kulla 2 - Hyrja 11/2
Tel: 04 280 158 Fax: 04 280 157
TIRANE - ALBANIA

Witness hereof:

Name: Mr. Ibrahim Elfaki

Name: Mr. Hany Salem

Name: Mr. Haxhi Bardhi

ANNEX 1
NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement is an integral part of the agreement signed on December 30th 2011, between 3P and SHALA. The Parties recognize that it may be necessary or desirable to exchange information between them for the purpose of cooperating according to the terms, covenants, and provisions of the Agreement.

It may be necessary for either Party to provide proprietary information to the other. With respect to such information, the Parties agree as follows:

1. "Proprietary Information" shall include, but not be limited to, performance, sales, financial, contractual and special marketing information, ideas, technical data and concepts originated by the disclosing Party, not previously published or otherwise disclosed to the general public, not previously available without restriction to the receiving Party or others, nor normally furnished to others without compensation, and which the disclosing Party desires to protect against unrestricted disclosure or competitive use, and which is furnished pursuant to this Non-Disclosure Agreement and appropriately identified as being proprietary when furnished.

2. Each Party covenants and agrees that it will during the term hereof and additionally, notwithstanding that this Non-Disclosure Agreement may have terminated or expired, keep in confidence, and prevent the disclosure to any person or persons outside its organization or to any unauthorized person or persons, any and all Proprietary Information which is received from the other under this Non-Disclosure Agreement ; provided however, that a receiving Party shall not be liable for disclosure of any such Proprietary Information if the same:

    i) Was in the public domain at the time it was disclosed, or
    ii) Becomes part of the public domain without breach of this Non-Disclosure Agreement, or
    iii) Is disclosed with the written approval of the other Party, or
    iv) Is disclosed after 5 years from receipt of the information, or
    v) Was independently developed by the receiving Party, or
    vi) Is or was disclosed by the disclosing Party to a third Party without restriction, or
    vii) Is disclosed pursuant to the provisions of a court order.

    As between the Parties hereto, the provisions of this Paragraph 2 shall supersede the provisions of any inconsistent legend that may be affixed to said data by the disclosing Party, and the inconsistent provisions of any such legend shall be without any force or effect.

    Any protected information provided by one Party to the other shall be used only in furtherance of the purposes described in this Agreement, and shall be, upon request at any time, returned to the disclosing Party. If either Party loses or makes unauthorized disclosure of the other Party's protected information, it shall notify such other Party immediately and take all steps reasonable and necessary to retrieve the lost or improperly disclosed information.

3. The standard of care for protecting Proprietary Information imposed on the Party receiving such information will be that degree of care the receiving Party uses to prevent disclosure, publication or dissemination of its own proprietary information.

4. Neither Party shall be liable for the inadvertent or accidental disclosure of Proprietary Information if such disclosure occurs despite the exercise of the same degree of care as such Party normally takes to preserve its own such data or information.

5. In providing any information hereunder, each disclosing Party makes no representations, either express or implied, as to the information's adequacy, sufficiency, or freedom from defect of any kind, including freedom from any patent infringement that may result from the use of such information, nor shall either Party incur any liability or obligation whatsoever by reason of such information hereof.

6. Notwithstanding the termination or expiration of the Agreement executed in conjunction with this Non-Disclosure Agreement, the obligations of the Parties with respect to proprietary information shall continue to be governed by this Non-Disclosure Agreement.

7. This Non-Disclosure Agreement contains the entire agreement relative to the protection of information to be exchanged hereunder, and supersedes all prior or contemporaneous oral or written understandings and agreements regarding this issue. This Non-Disclosure Agreement shall not be modified or amended, except in a written instrument executed by the Parties.

8. Nothing contained in this Non-Disclosure Agreement shall, by express grant, implication, estoppel or otherwise, create in either Party any right, title, interest, or license in or to the inventions, patents, technical data, computer software, or software documentation of the other Party.

9. Nothing contained in this Non-Disclosure Agreement shall grant to either Party the right to make commitments of any kind for or on behalf of any other Party without the prior written consent of that other Party, except as explicitly agreed in the Agreement.

10. Compliance with Laws:

    a) Proprietary Information disclosed by persons who are U.S. citizens must be in compliance with all U.S. Export Laws.

    b) It is the intent of the parties that no payments or transfer of value shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in, extortion, kickbacks, or other unlawful or improper means of obtaining business. SHALA represents that it is familiar with and understands the provisions of the U.S. Foreign Corrupt Practices Act (FCPA) and that it is not a government Official. For the purpose of this, the term "Official" shall mean any officer or employee of a foreign government or any department

agency or instrumentality thereof, or of a public international organization, or any person acting for or on behalf of any such government or department, agency or instrumentality or for or on behalf of any such public international organization. The term shall include any political party or any official thereof or any candidate for foreign public office.

11. SHALA represents that it has not, and agrees that it shall not, in connection with the transactions contemplated by this Agreement, or in connection with any other business transactions involving Company, make any payment or transfer anything of value, directly or indirectly:

    a) to any Official.
    b) to any other person or entity if such payments or transfers would violate the laws of the country in which they are made, or would violate the laws of the United States.

12. The effective date of this Non-Disclosure Agreement shall be the date of this Agreement.

13. This Non-Disclosure Agreement shall be governed and construed in accordance with the laws of Germany.

14. Any dispute arising hereunder shall be submitted to arbitration proceedings according to clause j of this Agreement.

IN WITNESS WHEREOF, the Parties represent and warrant that this Non-Disclosure Agreement is executed by duly authorized representatives of each Party as set forth below on the date first stated above.

Place/Date: Tirana on, 30/12/2011

3Power Energy Group, Inc.

Name: Mr. V. Balasubramaniam
CEO

Name: Mr. Sharif Rahman
[illegible]

SHALA ENERGY sh.p.k.

Name: Mr. Ekrem LLuka
Administrator

SHALA ENERGY
Bulevardi "Deshmoret e Kombit"
Twin Towers Kulla 2 - Hyrja 11/2
Tel: 04 280 158 Fax: 04 280 157
TIRANE - ALBANIA

Witness hereof:

Name: Mr. Ibrahim Elfaki

Name: Mr. Hany Salem

Name: Mr. Haxhi Bardhi